8 JANUARY 2016
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SETTLEMENT AGREEMENT

between

HOLOGIC IP LTD
HOLOGIC, INC.

and

CLAUS EGSTRAND

CONTENTS

CLAUSE

1.	Interpretation	1
2.	Arrangements on termination	3
3.	Termination payments	3
4.	Benefits	4
5.	Equity Plan	4
6.	Legal fees	4
7.	Waiver of claims	5
8.	Employee indemnities	6
9.	Company property and information	7
10.	Employee warranties and acknowledgments	7
11.	Employer warranty and acknowledgment	8
12.	Resignation from offices	8
13.	Confidentiality and other post termination obligations	8
14.	Confidentiality of agreement and no derogatory statements	9
15.	Entire agreement	9
16.	Variation	10
17.	Third party rights	10
18.	Governing law	11
19.	Jurisdiction	11
20.	Subject to contract and without prejudice	11
21.	Counterparts	11

SCHEDULE

SCHEDULE 1:	CLAIMS	12
SCHEDULE 2:	ADVISER’S CERTIFICATE	15
SCHEDULE 3:	RESIGNATION	16

THIS AGREEMENT is dated January 8, 2016.
PARTIES

(1)
Hologic IP Ltd incorporated in England and Wales (company number 09484129), whose registered office is at Heron House, Oaks Business Park, Crewe Road, Wythenshawe, Manchester M23 9HZ, United Kingdom (Employer)

(2)	Hologic, Inc. incorporated and registered in the United States of America whose registered office is at 250 Campus Drive, Marlborough, Massachusetts 01752, United States of America (Hologic, Inc).

(3)	Claus Egstrand of 17 Chisholm Road, Richmond, Surrey, TW10 6JH, United Kingdom (Employee).
(together the Parties)
BACKGROUND

(A)	The Employee is employed by the Employer as Group President, International, and entered a Service Agreement dated 5 March 2014 (the Service Agreement).

(B)	The Employee's employment with the Employer shall terminate on January 8, 2016.

(C)
A Severance and Change of Control Agreement dated 18 September 2014 and made between Hologic, Inc. and the Employee (the SCoC Agreement) provides for certain payments to be made to the Employee on termination of his employment in certain circumstances.

(D)
The Parties have entered into this agreement to record and implement the terms on which they have agreed to settle any claims that the Employee has or may have in connection with his employment or its termination or otherwise against the Employer and/or Hologic, Inc. whether or not those claims are, or could be, in the contemplation of the parties at the time of signing this agreement.

(E)	The parties intend this agreement to be an effective waiver of any such claims and to satisfy the conditions relating to settlement agreements in the Relevant Legislation.

(F)
The Employer enters into this agreement for itself and as agent and trustee for all Group Companies and it is authorised to do so. It is the Parties' intention that each Group Company should be able to enforce any rights it has under this agreement, subject to and in accordance with the Contracts (Rights of Third Parties) Act 1999.

AGREED TERMS

1.	INTERPRETATION
The following definitions and rules of interpretation apply in this agreement.

1.1	Definitions:

Adviser: Kathryn Coyle of Kidd Rapinet instructed to represent the Employee in relation to this agreement.
Confidential Information: information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) relating to the business, products, affairs and finances of the Employer for the time being confidential to the Employer and trade secrets including, without limitation, technical data and know-how relating to the business of the Employer or any of its suppliers, clients, customers, agents, distributors, shareholders or management, including (but not limited to) information that the Employee created, developed, received or obtained in connection with his employment, whether or not such information (if in anything other than oral form) is marked confidential.
Copies: copies or records of any Confidential Information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) including, without limitation, extracts, analysis, studies, plans, compilations or any other way of representing or recording and recalling information which contains, reflects or is derived or generated from Confidential Information.
Group Company: the Employer, Hologic, Inc., their Subsidiaries or Holding Companies from time to time and any Subsidiary of any Holding Company from time to time.
Subsidiary and Holding Company: in relation to a company mean "subsidiary" and "holding company" as defined in section 1159 of the Companies Act 2006.
Relevant Legislation: section 147(3) of the Equality Act 2010, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, section 203(3) of the Employment Rights Act 1996, regulation 35(3) of the Working Time Regulations 1998, section 49(4) of the National Minimum Wage Act 1998, regulation 41(4) of the Transnational Information and Consultation etc. Regulations 1999, regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, regulation 40(4) of the Information and Consultation of Employees Regulations 2004, paragraph 13 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006, regulation 18 of the Transfer of Undertakings (protection of Employment) Regulations 2006, regulation 62 of the Companies (Cross Border Mergers) Regulations 2007 and section 58 of the Pensions Act 2008.

1.2	The headings in this agreement are inserted for convenience only and shall not affect its construction.

1.3
A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.4	The Schedules shall form part of this agreement and shall have effect as if set out in full in the body of this agreement. Any reference to this agreement includes the Schedules.

2.	ARRANGEMENTS ON TERMINATION

2.1	The Employee's employment with the Employer shall terminate on January 8, 2016 (Termination Date).

2.2	The Employer shall pay the Employee his salary up to and including the Termination Date in the usual way.

2.3	The Employer shall continue to provide benefits to the Employee in the usual way up to and including the Termination Date.

2.4	The Employer shall make a payment to the Employee in respect of six days' outstanding holiday amounting to £6,417.69 up to and including the Termination Date.

2.5	The payments and benefits in this clause 2 shall be subject to the income tax and National Insurance contributions that the Employer is obliged by law to pay or deduct.

2.6
The Employee shall submit on or before January 22, 2016 his expenses claims in the usual way and the Employer shall reimburse the Employee for any expenses properly incurred before the Termination Date in the usual way.

3.	TERMINATION PAYMENTS

3.1
Subject to and conditional on the Employee complying with the terms of this agreement and subject to receipt by the Employer of a copy of this agreement signed by the Employee and a letter from the Adviser in the form as set out in Schedule 2, no later than January 8, 2016 (the Payment Conditions), the Employer shall, without admission of liability on its or Hologic, Inc.'s behalf (in particular but not limited to whether or not the Employee is entitled to any payment under the SCoC Agreement) pay to the Employee:

3.1.1	the sum of £545,926.50, representing Base Salary and Average Annual Bonus calculated as per 6 (e)(iii) of the SCoC Agreement (Termination Payment), payable in twelve equal monthly instalments; and

3.1.2	a pro rata bonus of £93,771.81 for the financial year 27 September 2015 to 24 September 2016 calculated up to the Termination Date (the pro rata Bonus);

The first instalment of the Termination Payment will be paid within 14 days of the Termination Date or fulfilment of the Payment Conditions, whichever is the later and the remaining instalments will be made on or about the last working day of each month following the month in which the first instalment is paid. The pro rata Bonus will be paid within 30 days of the Termination Date or fulfilment of the Payment Conditions, whichever is later.

3.2
The Termination Payment and the pro rata Bonus will be paid less deductions for tax and National Insurance Contributions (NICs) at the applicable rates. The Employee shall be responsible for any further tax and employee's National Insurance contributions due in respect of all payments made hereunder and shall indemnify the Employer in respect of such liability in accordance with clause 8.1.

4.	BENEFITS
Subject to and conditional on the Employee complying with the terms of this agreement, the Employer shall, within 30 days of the Termination Date, make a one-time, lump-sum payment to Employee of £2,442, which payment shall be made in lieu of continued medical and dental benefits. The Employee shall be responsible for any tax and employee's NICs due in respect of this payment. All other benefits, save as expressly provided herein will cease with effect from the Termination Date

5.	EQUITY PLAN

5.1
All outstanding, unvested equity awards issued to the Employee shall be cancelled and forfeited as of the Termination Date and all vested equity awards shall be exercisable in accordance with the terms of the governing award agreement and plan.

6.	LEGAL FEES
The Employer shall pay the reasonable legal fees (up to a maximum of £2,500 plus VAT) incurred by the Employee in obtaining advice on the termination of his employment and the terms of this agreement, such fees to be payable to the Adviser on production of an invoice, addressed to the Employee but marked payable by the Employer.

7.	WAIVER OF CLAIMS

7.1
The Employee agrees that the terms of this agreement are offered by the Employer without any admission of liability on the part of the Employer and/or Hologic, Inc. and are in full and final settlement of all and any claims or rights of action that the Employee has or may have against the Employer, Hologic, Inc., any other Group Company or the officers or employees of any of them, whether arising out of his employment with the Employer or its termination or from events occurring after this agreement has been entered into, whether under common law, contract, statute or otherwise, whether such claims are, or could be, known to the parties or in their contemplation at the date of this agreement in any jurisdiction and including, but not limited to, the claims specified in Schedule 1 (each of which is waived by this clause).

7.2	The waiver in clause 7.1 shall not apply to the following:
7.2.1    any claims by the Employee to enforce this agreement;

7.2.2
claims in respect of personal injury of which the Employee is not aware and could not reasonably be expected to be aware at the date of this agreement (other than claims under discrimination legislation); and

7.3	The Employee warrants that:

7.3.1
before entering into this agreement he received independent advice from the Adviser as to the terms and effect of this agreement and, in particular, on its effect on his ability to pursue any complaint before an employment tribunal or other court;

7.3.2
the Adviser has confirmed to the Employee that he/she is a lawyer holding a current practising certificate and that there is in force a policy of insurance covering the risk of a claim by the Employee in respect of any loss arising in consequence of his/her advice;

7.3.3	the Adviser shall sign and deliver to the Employer a letter in the form attached as to this agreement;

7.3.4	before receiving the advice the Employee disclosed to the Adviser all facts and circumstances that may give rise to a claim by the Employee against the Employer or its officers or employees;

7.3.5
the only claims that the Employee has or may have against the Employer, Hologic, Inc. or the officers or employees of either of them (whether at the time of entering into this agreement or in the future) relating to his employment with the Employer or its termination are specified in clause 7.1.

7.4	The Employee acknowledges that the Employer and Hologic, Inc. acted in reliance on these warranties when entering into this Settlement Agreement.

7.5	The Employee acknowledges that the conditions relating to settlement agreements under the Relevant Legislation have been satisfied.

7.6	The waiver in clause 7.1 shall have effect irrespective of whether or not, at the date of this agreement, the Employee is or could be aware of such claims or have such claims in his express contemplation (including such claims of which the Employee becomes aware after the date of this agreement in whole or in part as a result of new legislation or the development of common law or equity).

7.7
The Employee agrees that, except for the payments and benefits provided for in this agreement, and subject to the waiver in clause 7.1, he shall not be eligible for any further payment from the Employer relating to his employment or its termination and without limitation to the generality of the foregoing, he expressly waives any right or claim that he has or may have to payment of bonuses, any benefit or award programme, under any share plan operated by the Employer, Hologic, Inc. or any other Group Company or any stand-alone share incentive arrangement, or to any other benefit, payment or award he may have received had his employment not terminated.

8.	EMPLOYEE INDEMNITIES

8.1
The Employee shall indemnify the Employer and Hologic, Inc. on a continuing basis in respect of any income tax or NICs (or similar) (save, where prohibited by law, for employers' National Insurance contributions) due in respect of the payments and benefits in clause 3.1 and clause 4 (and any related interest, penalties, costs and expenses). The Employer shall give the Employee reasonable notice of any demand for tax which may lead to liabilities on the Employee under this indemnity and shall provide him with reasonable access to any documentation he may reasonably require to dispute such a claim (provided that nothing in this clause shall prevent the Employer from complying with its legal obligations with regard to HM Revenue and Customs or other competent body).

8.2
If the Employee breaches any material provision of this agreement or pursues a claim against the Employer arising out of his employment or its termination other than those excluded under clause 7, he agrees to indemnify the Employer for any losses suffered as a result thereof, including all reasonable legal and professional fees incurred.

9.	COMPANY PROPERTY AND INFORMATION

9.1	The Employee shall, before the Termination Date, return to Mark Scuzzarella, Vice President, Human Resources:

(a)	all Confidential Information and Copies;

(b)
all property belonging to the Employer, Hologic, Inc. or any other Group Company in satisfactory condition including (but not limited to) any car (together with the keys and all documentation relating to the car) , fuel card, company credit card, keys, security pass, identity badge, mobile telephone, pager, lap-top computer or fax machine; and

(c)
all documents and copies (whether written, printed, electronic, recorded or otherwise and wherever located) made, compiled or acquired by him during his employment with the Employer or relating to the business or affairs of the Employer, Hologic, Inc. or any other Group Company or the business contacts of any of them, in the Employee's possession or under his control.

9.2
The Employee shall, before the Termination Date, erase irretrievably any information relating to the business or affairs of the Employer, Hologic, Inc. or any other Group Company or the business contacts of any of them from computer and communications systems and devices owned or used by him outside the premises of the Employer or any other Group Company, including such systems and data storage services provided by third parties (to the extent technically practicable).

9.3
The Employee shall, if requested to do so by the Employer, provide a signed statement that he has complied fully with his obligations under clause 9.1 and clause 9.2 and shall provide it with such reasonable evidence of compliance as may be requested.

10.	EMPLOYEE WARRANTIES AND ACKNOWLEDGMENTS

10.1
As at the date of this agreement, the Employee warrants and represents to the Employer that there are no circumstances of which the Employee is aware or of which the Employee ought reasonably to be aware that would amount to a repudiatory breach by the Employee of any express or implied term of the Employee's contract of employment that would entitle (or would have entitled) the Employer to terminate the Employee's employment without notice or payment in lieu of notice and any payment to the Employee pursuant to clause 3 and any benefit provided pursuant to clause 4 is conditional on this being so.

10.2
The Employee agrees to make himself available to, and to cooperate with, the Employer, Hologic, Inc. or any other Group Company or the advisers of any of them in any internal investigation or administrative, regulatory, judicial or quasi-judicial proceedings. The Employee acknowledges that this could involve, but is not limited to, responding to or defending any regulatory or legal process, providing information in relation to any such process, preparing witness statements and giving evidence in person on behalf of the Employer, Hologic, Inc. or any other Group Company. The Employer shall reimburse or procure the reimbursement of any reasonable expenses incurred by the Employee as a consequence of complying with his obligations under this clause, provided that such expenses are approved in advance by the Employer.

11.	EMPLOYER WARRANTY AND ACKNOWLEDGMENT

11.1
The Employer warrants and represents that at this time it is not aware of any claims or liabilities against the Employee, either in his individual capacity as an employee, or in his capacity as a director of Hologic IP Ltd, Hologic Ltd, Hologic GGO 4 Ltd, Hologic Hub Ltd, Hologic IP Ltd and Hologic (UK) Limited.

11.2	The Employer acknowledges that it has D&O cover and will maintain this in respect of the period of the directorships.

12.	RESIGNATION FROM OFFICES

12.1
The Employee will resign with effect from the Termination Date as a director of the Employer, and of each subsidiary of Hologic, Inc. on whose board he serves, including, but not limited to, Hologic Ltd., Hologic GGO 4 Ltd, Hologic Hub Ltd, Hologic IP Ltd and Hologic (UK) Limited and from all other offices that he holds in or on behalf of the Employer or any Group Company.

12.2	The Employee will, at the same time as signing and returning a copy of this Agreement, sign and return to the Employer the letter of resignation attached as Schedule 3.

12.3
The Employee appoints the Company to be his attorney in his name and on his behalf solely to sign, execute or do any such instrument or thing and generally to use his name in order to give the Employer (or its nominee) the full benefit of the provisions of this clause.

13.	CONFIDENTIALITY AND OTHER POST TERMINATION OBLIGATIONS

The Employee acknowledges that, without prejudice to any other obligations that he may have to the Employer or Hologic, Inc. that continue after the Termination Date, he will remain bound by the following obligations in his Service Agreement: clause 10 (Confidential Information), Clause 13 (Copyright, Inventions and Patents) and 17 (Restrictions on Termination of Employment) and, by executing this Settlement Agreement, he affirms and repeats all such obligations and undertakes to abide by them.

14.	CONFIDENTIALITY OF AGREEMENT AND NO DEROGATORY STATEMENTS

14.1
The Employee and the Employer confirm that they have kept and agree to keep the existence and terms of this agreement and the circumstances concerning the termination of the Employee's employment confidential, except where such disclosure is to HM Revenue & Customs, required by law (such as the United States Securities and Exchange Commission) or (where necessary or appropriate) to:

14.1.1	the Employee's spouse, civil partner or partner, immediate family or legal or professional advisers, provided that they agree to keep the information confidential; or

14.1.2	the Employee's insurer for the purposes of processing a claim for loss of employment; or

14.1.3	the Employee's recruitment consultant or prospective employer to the extent necessary to discuss his employment history.

14.1	The Employer may also disclose the existence and terms of this agreement to the Employer's officers, employees or legal or professional advisers.

14.2
The Employee shall not make any adverse or derogatory comment about the Employer, its directors or employees and the Employer shall use reasonable endeavours to ensure that its directors and members of senior management shall not make any adverse or derogatory comment about the Employee. The Employee shall not do anything which shall, or may, bring the Employer, its directors or employees into disrepute and the Employer shall use reasonable endeavours to ensure that its directors and members of senior management shall not do anything that shall, or may, bring the Employee into disrepute.

14.3
Nothing in this clause 14 shall prevent the Employee from making a protected disclosure under section 43A of the Employment Rights Act 1996 and nothing in this clause 14 shall prevent the Employer from making such disclosure as it is required by law to make.

15.	ENTIRE AGREEMENT

15.1	Each party on behalf of itself acknowledges and agrees with the other parties that (save as expressly referred to herein):

15.1.1
this agreement an constitutes the entire agreement between the parties and supersedes and extinguishes all agreements, promises, assurances, warranties, representations and understandings between them whether written or oral, relating to its subject matter;

15.1.2
in entering into this agreement it does not rely on and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this agreement; and

15.1.3	it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this agreement.

15.2	Nothing in this agreement shall, however, operate to limit or exclude any liability for fraud.

16.	VARIATION
No variation of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

17.	THIRD PARTY RIGHTS
Any Group Company and any officer or employee of the Employer, Hologic, Inc. and of any other Group Company (each a Third Party) may enforce the terms of this Agreement, subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999 (the 1999 Act), but the Parties hereto may rescind, vary, waive, assign or release any or all of their respective rights and obligations under this Agreement without the consent of any Third Party. Other than as provided in this paragraph, the Parties do not intend that any term of this Agreement shall be enforceable solely by virtue of the 1999 Act by any person who is not a party to this Agreement.

18.	SUCCESSORS

18.1
This Agreement shall be binding upon and shall inure to the benefit of the Employer, and its successors and assigns, and the Employer shall require any successors and assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession or assignment had taken place.

18.2
Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representative.

1.	GOVERNING LAW
This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

2.	JURISDICTION
Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute, claim arising out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

3.	SUBJECT TO CONTRACT AND WITHOUT PREJUDICE
This agreement shall be deemed to be without prejudice and subject to contract until such time as it is signed by both parties and dated, when it shall be treated as an open document evidencing a binding agreement.

4.	COUNTERPARTS
This agreement may be executed and delivered in any number of counterparts, each of which, when executed, shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

5.	SEVERABILITY
The provisions of this Agreement are severable, and the invalidity of any provision shall not affect the validity of any other provision. In the event that any court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

Schedule 1: Claims

(a)	for breach of contract or wrongful dismissal;

(b)	for unfair dismissal and related claims, under sections 93 and 111 of the Employment Rights Act 1996;

(c)	for a statutory redundancy payment, under section 163 of the Employment Rights Act 1996;

(d)	in relation to an unauthorised deduction from wages or unauthorised payment, under section 23 of the Employment Rights Act 1996;

(e)	for unlawful detriment under section 48 of the Employment Rights Act 1996;

(f)	for unfair dismissal or unlawful detriment for having made a protected disclosure under the Employment Rights Act 1996;

(g)	in relation to employment particulars and itemised pay statements, under section 11 of the Employment Rights Act 1996;

(h)	in relation to guarantee payments, under section 34 of the Employment Rights Act 1996;

(i)	in relation to suspension from work, under section 70 of the Employment Rights Act 1996;

(j)	in relation to parental rights and flexible working, under sections 80 and 80H of the Employment Rights Act 1996;

(k)	in relation to time off work, under sections 51, 54, 57, 57B, 60, 63 and 63C of the Employment Rights Act 1996;

(l)	in relation to working time or holiday pay, under regulation 30 of the Working Time Regulations 1998;

(m)	in relation to the national minimum wage, under sections 11, 18, 19D and 24 of the National Minimum Wage Act 1998;

(n)	for equality of terms, under sections 120 and 127 of the Equality Act 2010 ;

(o)
for pregnancy or maternity discrimination, direct or indirect discrimination, harassment or victimisation related to sex, marital or civil partnership status, pregnancy or maternity or gender reassignment under the Equality Act 2010

(p)	for direct or indirect discrimination, harassment or victimisation related to race under the Equality Act 2010

(q)
for direct or indirect discrimination, harassment or victimisation related to disability, discrimination arising from disability, or failure to make adjustments under section 120 of the Equality Act 2010

(r)	for breach of the provisions of the Protection of Harassment Act 1997;

(s)	for less favourable treatment on the grounds of part-time status, under regulation 8 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000;

(t)	for less favourable treatment on the grounds of fixed-term status, under regulation 7 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002;

(u)	for direct or indirect discrimination, harassment or victimisation related to religion or belief, under the Equality Act 2010 an

(v)	for direct or indirect discrimination, harassment or victimisation related to sexual orientation, under the Equality Act 2010

(w)	for direct or indirect discrimination, harassment or victimisation related to age, under the Equality Act 2010

(x)	under regulations 27 and 32 of the Transnational Information and Consultation etc. Regulations 1999;

(y)	under regulations 29 and 33 of the Information and Consultation of Employees Regulations 2004;

(z)	under regulations 45 and 51 of the Companies (Cross-Border Mergers) Regulations 2007;

(aa)	under paragraphs 4 and 8 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006;

(bb)	under sections 68A, 87, 137, 145A, 145B, 146, 168, 168A, 169, 170, 174 and 192 of the Trade Union and Labour Relations (Consolidation) Act 1992;

(cc)
in relation to the obligations to elect appropriate representatives or any entitlement to a protective award or compensation under the Transfer of Undertakings (Protection of Employment) Regulations 2006;

(dd)	for failure to comply with obligations under the Human Rights Act 1998;

(ee)	for failure to comply with obligations under the Data Protection Act 1998;

(ff)	in relation to the right to be accompanied under section 11 of the Employment Relations Act 1999;

(gg)	in relation to refusal of employment, refusal of employment agency services and detriment under regulations 5, 6 and 9 of the Employment Relations Act 1999 (Blacklists) Regulations 2010;

(hh)	in relation to the right to request time off for study or training under section 63I of the Employment Rights Act 1996; and

(ii)
in relation to the right to equal treatment, access to collective facilities and amenities, access to employment vacancies and the right not to be subjected to a detriment under regulations 5, 12, 13 and 17(2) of the Agency Workers Regulations 2010.

(jj)	arising as a consequence of the United Kingdom's membership of the European Union.

(kk)	for personal injury claims, save as expressly excepted elsewhere in this Agreement.

Schedule 2: Adviser’s Certificate

[ON HEADED NOTEPAPER OF ADVISER]

To Hologic IP Ltd and
Hologic, Inc.
For the attention of Mr. John Griffin

11/1/16

Dear Sirs,

I am writing in connection with the agreement between my client, Claus Egstrand, Hologic IP Ltd and Hologic, Inc. dated 8th January 2016 (Agreement) to confirm that:

1. I, Kathryn Coyle of Kidd Rapinet, whose address is 33 Queen Street, Maidenhead, Berkshire SL6 1ND, am a Solicitor of the Senior Courts of England and Wales who holds a current practising certificate.

2. I have given Claus Egstrand legal advice on the terms and effect of the Agreement.

3. I gave the advice to Claus Egstrand as a relevant independent adviser within the meaning of the Relevant Legislation, as defined in clause 1.1 of the Agreement.

4. There is now in force (and was in force at the time I gave the advice referred to above) a policy of insurance or an indemnity provided for members of a profession or professional body covering the risk of claim by Claus Egstrand in respect of loss arising in consequence of the advice I have given him.

Yours faithfully,

/s/ Kathryn Coyle

Kathryn Coyle
11.1.16

Schedule 3: Resignation
To the Boards of Directors of

Hologic IP Ltd
Hologic Ltd
Hologic GGO 4 Ltd
Hologic Hub Ltd
Hologic IP Ltd
Hologic (UK) Limited

8th January 2016

Dear Sirs

Please take this letter as my resignation as a director of all subsidiaries of Hologic, Inc. on whose board I serve, including, but not limited to, the above companies with effect from 8 January 2016.

I hereby acknowledge and confirm that I have no claim or right of action of any kind for compensation or otherwise against any of the above companies or any of their employees in respect of the termination of my office. To the extent that any such claim or right of action exists or may exist, I irrevocably waive such claim or right of action and release and forever discharge the above companies and its or their officers and employees from all and any liability in respect thereof.

This document has been executed as a deed.

Yours faithfully

Signed as a deed by Claus Egstrand
/s/ Claus Egstrand

in the presence of:
/s/ Stefanie Gooding

Name: Stefanie Gooding
Address: Otto von Guericke Ring, 15, Wiesbaden
Occupation: Executive Assistant

Signed on behalf of Hologic IP Ltd	/s/ Robert W. McMahon

Signed on behalf of Hologic Inc	/s/ Robert W. McMahon

Signed as a deed by Claus Egstrand	/s/ Claus Egstrand

In the presence of
/s/ Stefanie Gooding
Signed

Stefanie Gooding
Name

Executive Assistant
Occupation

Hologic

Otto von Guericke Ring 15

Wiesbaden

Address